EXHIBIT 99



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News Release

For Immediate Release

Press Release                                            Source: BioCurex, Inc.

BioCurex, Inc. Executive Chairman Writes to Shareholders

Company to Host Shareholder Call Tuesday, Feb. 23, 2010 at 4:10 p.m. EST for Update


To Our Shareholders:

In recent months, I was pleased to join BioCurex as the newly appointed Executive Chairman and to start this letter, I would like to briefly introduce myself. After a 15-year career in academia as Professor of Microbiology and Immunology, I applied my scientific background in a move into the biotechnology business sector. I have previous experience as Chairman and CEO of three NASDAQ listed biotech companies and currently sit on the board of three publicly traded biotech companies.

BioCurex, Inc. is a developer of a blood-based diagnostic test for cancer that detects the presence of RECAF(TM), a universal marker for malignant cell growth in humans and animals.

I joined BioCurex for two important reasons. The first reason is that the Company's technology was validated by independent data and with licenses to two leaders in the diagnostic field. This raised the potential to vastly improve early diagnosis of cancer and dramatically reduce healthcare costs, an opportunity that I could not pass up. Secondly, it appeared obvious to me that the business potential of the Company's cancer marker technology was not even remotely reflected in the Company's market valuation. I feel by joining the team, I can use my experience and knowledge to contribute to raising awareness of BioCurex in the marketplace and working towards a goal of increased market valuation.

In the past few months we have made significant progress in several areas. I am pleased to share the following highlights of our latest news and activities:

     o BioCurex has appointed Gladys Chan, CA, as Chief Financial Officer. She has been the controller of the issuer since 2005. Ms. Chan has over 10 years of extensive experience holding senior positions in corporate finance, financial reporting, overseas capital registration, cash management and business strategic planning. During her career, she has worked in senior capacities with public and private companies in the biotech, mining and high-tech industries. Ms. Chan is a designated Certified General Accountant.

     o We have also added significant experience to our Board of Directors with the appointment of three additional board members, including me. We each bring years of biotech, financial and business management experience to the Board.



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          Antonia  Bold-de-Haughton  joined  the  Company  in  January  2000  as corporate administrator and in October 2009, was just elected to the Board and the role of Corporate Secretary. Ms. Bold-de-Haughton has over 20 years senior management, governance and finance experience with particular focus in compliance with federal securities laws and stock exchange requirements. She has previously served as Chief Financial Officer of both public and private companies.

          Jim Walsh, Ph.D., new BioCurex board member, was the Managing Director of Cambridge Diagnostics Ltd. when it was acquired by Inverness Medical Innovations (NYSE: stocktickerIMA-PB) where he managed that division for five years. He was then recruited by Trinity Biotech PLC (NasdaqGS: TRIB) where he managed all research and development and was a board member. Dr. Walsh is also the current CEO for Biosensia Ltd., a point-of-care diagnostics company and sits on the board of four diagnostic companies.

          "Having spent my entire career bringing diagnostics products from the R&D stage into commercialization with both small and large companies, I am pleased to be part of the BioCurex team," said Dr. Walsh. "I am pleased to serve on the BioCurex Board of Directors because I have the experience to help in the final stages leading to commercialization and because I believe this technology has the ability to benefit mankind in such a dramatic way. It has the potential to lead to earlier and more accurate diagnosis of cancer which in turn leads to the likelihood of more effective treatment and dramatically lower healthcare costs."

          BioCurex CEO Dr. Ricardo Moro-Vidal stated, "I asked Dr. Burger to come out of semi-retirement and join our team because I see our Company needing his leadership to advance to the next stage. His expertise, along with that of Dr. Walsh's, in the area of diagnostic tests will be crucial to positioning the company in the cancer diagnostic marketplace. Both made significant investments in the early bridge round of financing for the Company at the high risk stage several months ago prior to the recent public financing. Then Dr. Burger went on to represent the Company in the $6 million public financing and again was instrumental in the underwriter exercising the overallotment. Ms. Haughton has been involved in the executive management of our Company since its inception, and Ms. Chan's performance has been exceptional since she took over our accounting department five years ago. They have proven their value over many years and we are pleased to recognize their many contributions with their recent appointments to the Board and the CFO position respectively."

     o BioCurex has recently retained Chicago-based Investor Awareness, Inc. (www.investorawareness.com) for full-service investor relations. Investor Awareness, Inc. will assist us in increasing BioCurex visibility among the investment community and will help broaden awareness of the Company and its progress.

     o In an effort to maintain ongoing communications with our shareholders, we have scheduled a conference call open to the public. BioCurex will host a shareholder call to provide an update on recent progress in strengthening management, securing financing and commercializing its technology.

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          I will host a 30-minute  conference  call  Tuesday,  Feb.  23, 2010 at
          timeMinute10Hour164:10 p.m. EST to highlight some of the Company's recent events. There will be approximately 10 minutes of prepared remarks and 20 minutes for Q & A. To participate, callers in the country-regionU.S. and placecountry-regionCanada should dial (877) 656-7765. International callers can dial (914) 495-8605. This live session will not be available for replay nor will it be posted on our website.

          Topics of discussion on the call will include the recently announced OncoPet launch as well as our focus areas for 2010, including additional licenses for human applications of its RECAF technology; obtaining regulatory approval and securing a marketing partner for our rapid, point-of-care RECAF test format; and the commercialization of our non-automated clinical laboratory RECAF test through our wholly owned subsidiary BioCurex China Ltd., in Shanghai.

     o We recently restructured our debt which allowed us to secure financing. The financing was achieved with the completion of a successful $6.6 million public offering in January 2010. We now have sufficient capital and less than $600,000 in debt which is not due for approximately three years. We have also strengthened our intellectual property position, allowing us to move ahead with our business strategy and objectives.

     o In our quest to become cash flow positive, we announced last week the launch of our OncoPet RECAF test by our newly formed wholly owned subsidiary, OncoPet Diagnostics, Inc. This test detected 85 percent of a variety of cancers in dogs, at the standard 95 percent specificity level in pre-market studies. We believe that this launch represents the first commercialization of a test of this type for the universal detection of cancer in companion animals.

          Commenting on this launch, Dr. Moro-Vidal stated, "This represents a major step in our diligent work on all fronts to make BioCurex a commercially successful enterprise. We believe the OncoPet RECAF launch along with other initiatives will allow us to become cash flow positive within 18 months."

     o In the fourth quarter of 2009, we filed a provisional patent involving methods as well as composition of matter claims around its technology. This filing sets the important priority date on our new discoveries. The full filing on this key patent will take place in 2010 and we believe that this will protect our intellectual property for an additional 20 years.

As a testament to our continued efforts, Dr. Phil Gold, one of our directors who is generally regarded as the father of the cancer marker field, stated, "I have been associated with BioCurex in the development of RECAF since its inception over eight years ago. I applaud the new team coming together to move this important cancer fighting technology a significant distance closer to the goal line."

We look forward to communicating with our shareholders the progress and developments taking place at BioCurex in order to achieve our goals and objectives. As we move forward, we will continue to update you on the latest Company news. We plan to have our new website available in approximately 30 days

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to keep you updated on our latest developments. I thank you for your support and shared belief in BioCurex as we look ahead to our promising future.

Warm Regards,

Denis E. Burger Ph.D.
Executive Chairman
BioCurex, Inc.

About Investor Awareness Inc.
-----------------------------

Founded in 1994, Chicago-based Investor Awareness, Inc., a full-service investor relations consulting firm, provides private and publicly traded companies with customized programs to generate awareness among members of the financial community. Investor Awareness specializes in accelerating growth in the value of small to mid-size companies. For more information visit www.investorawareness.com.

About BioCurex, Inc.
--------------------

BioCurex, Inc. is a biotechnology company that is developing products based on patented and proprietary technology in the area of cancer diagnostics. The technology identifies a universal cancer marker known as RECAF.

RECAF is a molecule that is present on cancer cells but not detected in significant levels on healthy cells or benign tumor cells. It is the receptor for alpha-fetoprotein and is classified as an oncofetal antigen due to its presence on both fetal and malignant tissues. This characteristic makes RECAF a more accurate indicator of cancer than most current tumor markers.

BioCurex is commercializing its technology through licensing arrangements with companies that develop and market diagnostic tests for the large automated clinical laboratory setting, through development and marketing of non-automated clinical laboratory tests, through development of rapid, point-of-care test formats, and through marketing of its OncoPet RECAF test for cancer in companion animals.

BioCurex has signed licensing agreements for its cancer detection blood tests with Abbott Laboratories (NYSE: stocktickerABT) and with Inverness Medical Innovations (NYSE: stocktickerIMA). For further information on these agreements visit:
http://sec.gov/Archives/edgar/data/1092562/000100487808000117/sb2amnd4s1april08.
txt.

For more information about the Company, please visit www.BioCurex.com.

For more information about OncoPet Diagnostics Inc., please visit: www.OncoPetDiagnostics.com.

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Forward-Looking Statements
--------------------------

The Company has not authorized the release of this information in any form that contravenes the Communication Act and will not be responsible for unsolicited massive distribution of this material by e-mail or facsimile by unauthorized parties. Statements in this press release, which are not historical facts, are "forward-looking statements" within the meaning given to that term in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.


Company Contact:
----------------

Antonia Haughton
BioCurex, Inc.
604-207-9150
www.BioCurex.com

Investor Relations Contact:
---------------------------

Tony Schor or James Foy
Investor Awareness, Inc.
847-945-2222
www.InvestorAwareness.com
-------------------------




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